Exhibit 99.3

BTCS INC.

The undersigned (I) understands that BTCS Inc. (“Company”) has declared a special one-time return of capital cash dividend of $0.05 per share (the “Cash Dividend”) for each shareholder of the Company on March 17, 2022 (the “Record Date”). This Agreement documents my irrevocable election (“Election”) to convert my Cash Dividend for the number of shares set forth below into Bitcoin (“Bitcoin Dividend”) in lieu of the Cash Dividend and waive my right to the Cash Dividend. The number of Bitcoin to be distributed shall be calculated as the dollar value of the Cash Dividend the shareholder elected to receive in Bitcoin, divided by the market closing price of Bitcoin as reported by Yahoo Finance on the Ex-Dividend Date, net of any fees described herein. Provided further, if a closing Bitcoin price is not reported by Yahoo Finance, then the Company shall have the discretion to use an alternative source for the price of Bitcoin. I have read this entire Agreement and understand the risks (which, in part, are described below under “Risk Factors”) of this Election. I have read the Current Report on Form 8-K (“8-K”) filed with the Securities and Exchange Commission on January 5, 2022 and understand the process to obtain the Bitcoin Dividend. I hereby acknowledge that if my Company shares are not transferred to the books and records of the Company’s Transfer Agent, Equity Stock Transfer, as opposed to being held with my broker or other intermediary (“Broker”), by 4pm New York Time on March 16, 2022 (the “Ex-Dividend Date”), I will lose my right to the Bitcoin Dividend and will instead receive the Cash Dividend. I understand the process to move shares from a brokerage (or other intermediary) account to the Transfer Agent may be time consuming and therefore I shall reach out to my Broker immediately to start the process. Any fees charged by my Broker will be my responsibility. I hereby represent that the information below is accurate and understand that any failure to timely move my shares to the books and records of the Company’s Transfer Agent or provide accurate information will result in the Election being voided.

The Company will pay a one-time Transfer Agent fee per shareholder for shares that are transferred in as well as for shares that are transferred out in connection with the Bitcoin Dividend. The Company is not responsible for any fees charged by the Bitcoin Network. The undersigned acknowledges that the amount of Bitcoin received may be less than anticipated as a result of the Bitcoin Network reducing the payment by its fees. The undersigned also acknowledges that the date they will receive the Bitcoin (the “Payment Date”) will be as soon as reasonably practicable after the Record Date and the Company will not be responsible for any decrease in the value of Bitcoin during this period. The undersigned acknowledges that they have read the risk factors below.

Name or entity name your shares are registered under:

If entity, name and title of authorized signer:

SSN/EIN:

Address: (address on file with brokerage firm or transfer agent)

Phone Number:

Email:

Number of shares[1]:

Bitcoin Wallet Address:

Confirm Bitcoin Wallet Address:

(Bitcoin transactions are irreversible it is advised that you cut and paste your wallet address into this field)

Please select the applicable option:

__	Option 1 – DWAC: I would like to DWAC (withdraw) my shares from my brokerage account and have them delivered electronically to the Transfer Agent as soon as possible.

__	Option 2 – DRS: I would like to DRS my shares from my brokerage account and have them delivered electronically to the Transfer Agent. I understand this process may take longer to complete than a DWAC in Option 1 and if not successfully completed prior to the Ex-Dividend Date would result in me receiving a Cash Dividend instead of a Bitcoin Dividend. I will contact my broker to discuss the timing.

__	Option 3 – Shares already at TA: My shares are already on the books and records of the Transfer Agent.

1 All shares in your record name on the Record Date will receive the Bitcoin Dividend.

Risk Factors

Prior to making your Election, you should carefully consider the following Risk Factors and the Risk Factors contained in our Form 10-K filed on January 26, 2021. If any of the events discussed in the Risk Factors below occur, the value of the Bitcoin you receive could be adversely affected.

The process to move shares from a brokerage account or other intermediary account (“Street Name”) can be a time-consuming process. If you fail to move your shares to the Transfer Agent by 4pm New York Time on the Ex-Dividend Date of March 16, 2022 or the shares are not in record name by the required date for any reason whatsoever, your Election will be voided.

Any Street Name shareholder who would like to make the Election should immediately contact their broker and request that their Company shares be moved into their name at the Transfer Agent. Each brokerage firm has their own process. If you do not timely request the transfer by your Broker or provide your Broker or the Company with accurate information in this Agreement or your Broker does not transfer your shares for any reason, the Election will be voided, and you will not receive the Bitcoin Dividend and instead receive the Cash Dividend. The Company will not be responsible for any of the foregoing.

The price of Bitcoin may increase or decrease between the Ex-Dividend Date, the Record Date and the Payment Date.

If the price of Bitcoin decreases from the Ex-Dividend Date, Record Date and the Payment Date, shareholders not making the Election will receive more value on such date from the Cash Dividend. Additionally, the price of Bitcoin may decrease after you make the Election and may not rebound by the Payment Date. Once you have made the Election it is irrevocable, and you will not have any right to change to a Cash Dividend.

If you provide a wrong or invalid wallet address, the Company will be unable to process your Election and either you will receive the Cash Dividend or may lose your right to both the Bitcoin Dividend and the Cash Dividend.

Bitcoin transactions are irreversible. If you provide the Company with the wrong wallet address which is a valid wallet address, the owner of that wallet address will receive the benefit of your Bitcoin Dividend and you will receive nothing. If you provide the Company with an invalid wallet address and the transfer is rejected by the Bitcoin Network, the Company at its option will pay you either the Cash Dividend or the Bitcoin Dividend if a valid wallet address is provided. Shareholders are encouraged to confirm their wallet addresses prior to submitting their Election otherwise they could lose their full rights to both the Cash Divided and Bitcoin Dividend.

I understand there may be tax consequences from the Election. The Company hereby encourages all of its shareholders to seek tax advice from a qualified tax professional before deciding to make the Election.

We encourage shareholders who have questions concerning the Election to contact Equity Stock Transfer, our Transfer Agent at bividend@equitystock.com or (800) 643-BTCS. This Agreement may only be executed through DocuSign®. Any Agreement that is mailed, faxed or emailed to any representative of Company will not be accepted.

I hereby make my irrevocable Election to accept the Bitcoin Dividend, subject to the foregoing terms.

Dated:

IF AN ENTITY:	IF AN INDIVIDUAL:

Signature:	Signature:
Name:	Name:
Title:
Entity: